Exhibit 10.2

Summary of Dennis McGuire Employment Arrangement

In January 2011, the Board of Directors (the “Board”) of Ecosphere Technologies, Inc. (the “Company”) approved a new employment arrangement for Mr. Dennis McGuire.  He receives his old salary of $250,000 per year which shall increase to $450,000 upon the Company receiving an overhead fee under the non-binding licensing term sheet with a proposed licensee (the “Proposed Licensee”) assuming the transaction closes (the “EES Transaction”).  If the Proposed Licensee doesn’t accept the first two Ozonix units to be delivered under a definitive agreement with the Proposed Licensee (a “Definitive Agreement”), the salary will revert back to $250,000 until such time as the Company or EES enters into a comparable agreement.

Mr. McGuire is eligible to receive a performance bonus.  The Board will annually establish performance targets consisting of three levels and if met pay Mr. McGuire a bonus with the middle level equal to 75% of base salary in effect on December 31st and the other two percentages to be established by the Board.

During the term of Mr. McGuire’s employment with the Company, upon the sale of all or substantially all the assets not in the ordinary course of business and/or the licensing of technology in which Mr. McGuire was an inventor, the Company shall pay Mr. McGuire a bonus equal to 4% of the total compensation received by the Company (which includes wholly-owned subsidiaries) these transactions.  The payments shall continue as long as the Company receives payments.

In connection with the EES transaction, if it closes Mr. McGuire shall receive a bonus of 4% of the manufacturing profit of the Company from payments made by EES and 4% of royalties received by the Company.  The payments shall continue as long as the Company receives payments.

The Company granted Mr. McGuire 9,000,000 non-qualified options exercisable at $0.4799 per share over a five-year period.  Of the options, 3,000,000 options will vest at the time of execution of a Definitive Agreement, and the balance will vest in equal increments each June 30 and December 31, over the term of the Definitive Agreement.  The vesting will be accelerated if the Proposed Licensee increases its order to twice the minimum in the Definitive Agreement.